Exhibit 99.1

QLT Inc.	887 Great Northern Way, Suite 101 Vancouver, BC Canada V5T 4T5	t 604.707.7000 f 604.707.7001 www.qltinc.com
news release
QLT SHOWS POSITIVE 4 WEEK EFFICACY IN PHASE II STUDY FOR GLAUCOMA
USING LATANOPROST PUNCTAL PLUG DELIVERY SYSTEM
•
First reported demonstration of a clinically significant, prolonged (4 weeks) reduction in intraocular pressure (IOP) in glaucoma with an extraocular, minimally-invasive sustained release ophthalmic drug delivery system

•	After 4 weeks of L-PPDS treatment, the mean IOP reduction from baseline was -5.7 mmHg

•	60% of subjects at 4 weeks showed an IOP reduction of 5 mmHg or greater

•	Retention of QLT’s proprietary punctal plug placed in the lower punctum was 95% at 4 weeks

•	Clinical results to be discussed during the Company’s conference call today at 8:30 a.m. ET
For Immediate Release
August 29, 2011
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced results of its Phase II clinical study on the efficacy and safety of the Latanoprost Punctal Plug Delivery System (L-PPDS) in subjects with ocular hypertension (OH) and open-angle glaucoma (OAG).
The Phase II trial featured simultaneous placement of punctal plugs in both the upper and lower puncta for delivery of a daily drug load with a goal of enabling comparable clinical outcomes to that of daily administered Xalatan® eye drops. The Company’s overall drug development objective was a mean reduction in IOP of 5 mmHg or greater. The primary endpoint in this Phase II study was the mean change in IOP from baseline (measured as mmHg) at 2 weeks. Secondary endpoints were the mean change in IOP from baseline at 4 weeks and mean percentage change in IOP from baseline at 2 weeks and 4 weeks.
A total of 95 ITT (Intent to Treat) subjects were included in the L-PPDS treatments in this study. The mean IOP at baseline was 25.8 mmHg for this group.
After 2 weeks of L-PPDS treatment, IOP showed a statistically significant mean change from baseline of -6.2 mmHg (95% C.I. -6.8, -5.6). At the end of 2 weeks, 73% of subjects showed an IOP reduction vs. baseline of 5 mmHg or greater and 51% of subjects showed a reduction of 6 mmHg or greater. The mean percentage change in IOP from baseline at 2 weeks was -24.3%, which was statistically significant (95% C.I. -26.7, -21.9).
After 4 weeks of L-PPDS treatment, IOP showed a statistically significant mean change from baseline of -5.7 mmHg (95% C.I. -6.5, -4.9). At the end of 4 weeks, 60% of subjects showed an IOP reduction vs. baseline of 5 mmHg or greater and 47% of subjects showed a reduction of 6 mmHg or greater. The mean percentage change in IOP from baseline at 4 weeks was also statistically significant at 22.3% (95% C.I. -25.4, -19.2). Results reported in earlier Phase II L-PPDS studies using different L-PPDS plug designs and doses did not achieve these levels of IOP reduction over a 4 week treatment period.

“Most if not all glaucoma specialists would agree that eye pressure lowering should be taken out of the patients’ hands and left in the hands of the physician,” said Alan L. Robin, MD, Associate Professor Ophthalmology and International Health at Johns Hopkins University and Clinical Professor of Ophthalmology, University of Maryland. “The results of the QLT study find the L-PPDS may offer a breakthrough in the way glaucoma medication can be delivered. The results suggest that the L-PPDS may have the ability to deliver long-lasting clinically significant eye pressure lowering that is relatively well-tolerated by patients so that they do not have to worry about eye drop instillation. Adherence no longer becomes a factor in preventing the development of needless blindness. Additionally, the procedure appears to be relatively safe, minimally-invasive and simple to perform. With further development success, this delivery system could potentially revolutionize our therapy of glaucoma.”
Table 1 — Glau 11 Phase II data *

	Mean Change in IOP from Baseline	Mean % Change in IOP from Baseline
	(95% C.I.)	(95% C.I.)
2 weeks (n=70) **	-6.2 (-6.8, -5.6)	-24.3% (-26.7%, -21.9%)
4 weeks (n=53) **	-5.7 (-6.5, -4.9)	-22.3% (-25.4%, -19.2%)

*	Study sample size of 50 subjects was planned to provide a statistically reliable estimate of the mean IOP change from baseline with a 95% Confidence Interval

**	Number of subjects who met ITT (Intent to Treat) and plug retention criteria (both upper and lower plug retained in at least one eye)
“We are very excited to see clinically meaningful data showing that a higher dose of latanoprost administered through a double plug approach can successfully decrease IOP by more than 5 mmHg,” said Bob Butchofsky, President and CEO of QLT Inc. “As a result, we plan to move forward with another Phase II trial in glaucoma and broaden this delivery platform by accelerating plans for a second molecule in 2012.”
The trial utilized the Company’s newest version of its later stage proprietary punctal plug in the lower punctum and an early stage prototype upper punctal plug based on a modified commercially available plug, providing a combined latanoprost amount of 141 µg. The proprietary lower punctal plugs were retained in 95% of subjects at 4 weeks. The modified commercially available upper punctal plugs were retained in 45% of subjects at 4 weeks. Using a 4 week benchmark, the subject retention rate for the proprietary lower punctal plug designs utilized in previous studies was 49% - 90%.
The L-PPDS was well tolerated over the testing period with adverse events (AEs) similar to those reported for commercial punctal plugs. The majority of AEs were ocular in nature, with tearing reported as the most frequent. No associated AEs were serious. As assessed by subjective scoring by study subjects, tearing was rated predominantly for L-PPDS treated eyes at week 4 as occasional - 22%, mild — 31%, or moderate — 32%. Few subjects experienced any discomfort related to the punctal plugs with most patients having either no awareness or mild awareness of the punctal plugs by week 4 (87% of eyes for L-PPDS subjects). A total of 42 subjects were not included in the ITT analysis at week 4, with 34 of these due to losses of the early stage prototype upper plug. During the study, 5 subjects discontinued due to AEs, and 3 subjects discontinued for other reasons. All subjects were included in the safety analysis.
About the L-PPDS Phase II Study
This completed Phase II multicenter study was conducted to evaluate the safety and efficacy of the L-PPDS utilizing simultaneous placement of punctal plugs in the upper and lower puncta containing a combined total of 141 µg of latanoprost, a prostaglandin analogue, in subjects with ocular hypertension (OH) or open-angle glaucoma (OAG) over a 4 week period. The original study design randomized subjects into one of two treatment groups: (i) placebo/L-PPDS (4 weeks placebo + 4 weeks L-PPDS), and (ii) sham/Xalatan® (4 weeks sham + 4 weeks Xalatan® drops). In April 2011, the trial design was amended to remove the sham/Xalatan® arm and to remove an initial 4 week placebo plug period from the study. These changes simplified the trial design and provided earlier access to active treatment in the study, which reduced the rate of patient discontinuation in the trial. The Principal Investigator for the study was Dr. Robert Williams, formerly of the Taustine Eye Center in Louisville, KY.

Updated R&D Guidance
Research and Development (R&D) expense in the first half of 2011 was $21.1 million, and the Company previously provided guidance for R&D expense of approximately $10 million to $12 million for the third quarter of 2011. With the results of the Phase II L-PPDS study in hand, the Company is now providing R&D guidance for full year 2011 of $44 million to $46 million. Major R&D initiatives for the remainder of the year relating to the QLT091001 Phase 1b trial in patients with Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP) include: (i) ongoing follow-up of LCA patients, (ii) initial re-treatment of LCA patients treated in the trial, (iii) completion of enrollment in the RP cohort, and (iv) ongoing formulation and development work. For the punctal plug drug delivery program, near term development goals include further evaluation of the single versus double plug approaches and enabling a longer duration of sustained release. Major R&D plans for this program include commencing another Phase II trial in glaucoma, device work in particular for upper puncta placement, and ongoing formulation and development work in particular for new product candidates.
Conference Call Information
QLT Inc. will hold an investor conference call today to discuss the announcement at 8:30 a.m. ET (5:30 a.m. PT). The call with slides will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. For those dialing in to the call, the presentation slides will be available 15 minutes prior to the call on QLT’s web site at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 8762, followed by the “#” sign.
About QLT
QLT is an ocular-focused company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as U.S. marketing of the commercial product Visudyne® (which we co-developed with Novartis) for the treatment of wet age-related macular degeneration. QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our website at www.qltinc.com.

QLT Inc. Investor Relations Contact:

David Climie
VP, Investor Relations
Telephone: 604-707-7573
dclimie@qltinc.com
QLT Inc. Media Contact:

Karen Peterson
Communications Specialist
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com

The Trout Group Investor Relations Contact:

Christine Yang (NY)
Telephone: 646-378-2929
cyang@troutgroup.com
or
Tricia Swanson (Boston)
Telephone: 646-378-2953
tswanson@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi S.A.
Xalatan® is a registered trademark of Pfizer Health AB.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our financial guidance; statements concerning our clinical development programs and future plans, including plans for our proprietary punctal plug delivery platform (PPDS) and L-PPDS program and our QLT091001 synthetic retinoid program; expected progression of clinical development of these programs and any anticipated timing for development initiatives and receipt of results, including our assumptions related to initiation of new studies, current and future study enrollment and timing to treat and re-treat patients; statements concerning the potential benefits and success of our development programs and product candidates; and statements which contain language such as: “assuming,” “plan,” “potentially,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; the risk that sales of Visudyne or Eligard® may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.
This press release also contains “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.